Exhibit 99

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.Hennessey@NationalCity.com	Kristen.BairdAdams@NationalCity.com
NATIONAL CITY PROXY STATEMENT TO BE MAILED AUG. 4
     CLEVELAND, July 16, 2008 — National City Corporation (NYSE: NCC) today announced that it expects to commence mailing of the proxy statement for its recent $7 billion capital raise to stockholders beginning on August 4, 2008. The proxy statement pertains to a special meeting of stockholders to be held on September 15, 2008.
     Stockholders of record as of August 1, 2008, will receive a proxy statement by mail and will be asked to vote on proposals to approve (i) an increase in the number of authorized shares of common stock, and (ii) the conversion of the preferred stock into common stock and the exercise of the warrants to purchase common stock, in each case issued to investors in the equity investment transactions referred to above, as well as other potential equity issuances contemplated by agreements relating to such equity investment transactions. With or without the conversion, $6.8 billion of the $7 billion capital raise qualifies and will continue to qualify as Tier 1 capital.
     The meeting will be held at National City corporate offices at 1900 East Ninth Street, Cleveland, Ohio, 44114, on Monday, September 15, 2008, at 10 a.m., Eastern Daylight Time.
Additional Information
National City has filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement relating to the solicitation of proxies for the special meeting. National City will file with the SEC, and will furnish to its stockholders, a definitive proxy statement and may file other proxy solicitation materials. Stockholders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.
National City and the directors and certain of the executive officers of National City may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the directors and executive officers of National City is set forth in the proxy statement for National City’s 2008 annual meeting of shareholders, as filed with the SEC on March 7, 2008.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement filed with the SEC on June 30, 2008.
Stockholders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by National City with the SEC at the SEC’s website at http://www.sec.gov. You may also access a copy of National City’s preliminary proxy statement and definitive proxy statement (when it is available) by accessing http://www.nationalcity.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Georgeson Inc. toll free at (800) 903-4377 (banks and brokers call collect at (212) 440-9800).
About National City
 National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.